Exhibit 99.1
NORTEK TO SELL PLY GEM INDUSTRIES TO CAXTON-ISEMAN CAPITAL
IN TRANSACTION VALUED AT APPROXIMATELY $570 MILLION

PROVIDENCE, RI, December 22, 2003—Nortek, Inc. (“Nortek”), a leading international designer, manufacturer and marketer of high-quality brand name building products, today announced the signing of a definitive agreement under which investment vehicles associated with Caxton-Iseman Capital, Inc. (“Caxton-Iseman”) will acquire Ply Gem Industries, Inc. (“Ply Gem”), Nortek’s wholly owned subsidiary, which encompasses Nortek’s Windows, Doors and Siding segment, in a transaction valued at approximately $570 million. Nortek is owned by certain members of management and Kelso and Company, L.P.

With its headquarters in Kearney, Missouri, Ply Gem manufactures and distributes a range of products for use in the residential new construction, do-it-yourself and professional renovation markets. Principal products include vinyl siding, windows, patio doors, fencing, railing, decking and accessories marketed under the Variform, Great Lakes, Napco, CWD and Kroy brand names. Ply Gem’s 2002 net sales were approximately $509 million and the business has approximately 2,600 employees.

Richard L. Bready, Nortek’s Chairman and Chief Executive Officer, said, “The sale of Ply Gem is consistent with Nortek’s strategy to continually review and strengthen its core businesses. The net proceeds will enable Nortek to reduce outstanding indebtedness and position Nortek to continue the profitable growth of its market-leading businesses.”

A commitment for debt financing for the transaction has been received from UBS Loan Finance LLC. The debt-financing commitment and completion of the transaction, which is expected to occur during the first quarter of 2004, are subject to customary closing conditions.

UBS Securities LLC and Daroth Capital Advisors LLC served as financial advisors to Nortek.

About Nortek

Nortek* (a wholly owned subsidiary of Nortek Holdings, Inc.) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. Nortek offers a broad array of products for improving the environments where people live and work. Its products currently include: range hoods and other spot ventilation products; heating and air conditioning systems; vinyl products, including windows and doors, siding, decking, fencing and accessories; indoor air quality systems; and specialty electronic products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

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